Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Universal Domains Incorporated of our Auditors' Report, dated June 26, 2002, appearing in and incorporated by reference in the Annual Report on Form 20-F of Universal Domains Incorporated for the year ended December 31, 2001.

Vancouver, Canada

April 21, 2003

/s/ Morgan and Company
Chartered Accountants